As filed with the Securities and Exchange Commission on March 29, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1492296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 S. Exeter Street

Baltimore, Maryland 21202

(410) 843-6100

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries

Laureate Education, Inc. 2013 Long-Term Incentive Plan

(Full title of the plan)

Robert W. Zentz, Esq.
Senior Vice President, Secretary and General Counsel
Laureate Education, Inc.
650 S. Exeter Street
Baltimore, Maryland 21202
(410) 843-6100

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert W. Smith, Jr., Esq.

Michael J. Stein, Esq.

DLA Piper LLP (US)

6225 Smith Avenue

Baltimore, Maryland 21209

(410) 580-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.004 per share
—2013 Plan	2,129,392	(2)	$13.51	(8)	$28,768,086	$3,335
—2013 Plan	9,427,712	(3)	—	(9)	—	—
—2007 Plan	5,499,029	(4)	—	(10)	—	—
Class B common stock, par value $0.004 per share
—2013 Plan (Options)	8,184,140	(5)	$23.21	(11)	$189,953,890	$22,016
—2013 Plan (RSUs and PSUs)	1,243,572	(6)	$13.51	(12)	$16,800,658	$1,948
—2007 Plan	5,499,029	(7)	$20.43	(13)	$112,345,163	$13,021
Total	31,982,874				$347,867,797	$40,320

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of the Registrant’s Class A common stock, par value $0.004 per share (“Class A common stock”), and the Registrant’s Class B common stock, par value $0.004 per share (“Class B common stock”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Represents shares of Class A common stock reserved for issuance pursuant to future awards under the Laureate Education, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). To the extent that any shares subject to awards outstanding under the 2013 Plan or stock options outstanding under the Registrant’s 2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries (the “2007 Plan”) are cancelled, forfeited, expired, terminated unearned or settled in cash, withheld, surrendered or not issued upon settlement due to net settlement or otherwise, subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock on a one-for-one basis under the 2013 Plan.  See footnotes (5), (6) and (7).

(3)

Represents shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2013 Plan as of the date of this Registration Statement. See footnotes (5) and (6).

(4)

Represents shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying stock options outstanding under the 2007 Plan as of the date of this Registration Statement. See footnote (7).

(5)

Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2013 Plan as of the date of this Registration Statement. To the extent that any shares of Class B common stock subject to outstanding stock options under the 2013 Plan are cancelled, forfeited, expired, terminated unearned or settled in cash, withheld, surrendered or not issued upon settlement due to net settlement or otherwise subsequent to the date of this Registration Statement, such shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock on a one-for-one basis under the 2013 Plan. See footnote (2).

(6)

Represents shares of Class B common stock reserved for issuance pursuant to restricted stock units and performance share units outstanding under the 2013 Plan.  To the extent that any shares of Class B common stock subject to outstanding restricted stock units or performance share units under the 2013 Plan are cancelled, forfeited, expired, terminated unearned or settled in cash, withheld, surrendered or not issued upon settlement due to net settlement or otherwise subsequent to the date of this Registration Statement, such shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock on a one-for-one basis under the 2013 Plan. See footnote (2).

(7)

Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2007 Plan as of the date of this Registration Statement. To the extent that any shares of Class B common stock subject to stock options outstanding under the 2007 Plan are cancelled, forfeited, expired, terminated unearned or settled in cash, withheld, surrendered or not issued upon settlement due to net settlement or otherwise subsequent to the date of this Registration Statement, such shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock on a one-for-one basis under the 2007 Plan. See footnote (2).

(8)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of Laureate Education, Inc. as reported on the Nasdaq Global Select Market on March 27, 2017 ($13.51).

(9)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

(10)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with such conversion.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $23.21 per share, the weighted-average exercise price of stock options outstanding under the 2013 Plan as of the date of this Registration Statement.

(12)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of Laureate Education, Inc. as reported on the Nasdaq Global Select Market on March 27, 2017 ($13.51).

(13)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $20.43 per share, the weighted-average exercise price of stock options outstanding under the 2013 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.  The documents containing the information specified in this Part I will be delivered to the participants in the 2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries and the Laureate Education, Inc. 2013 Long-Term Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed with the Commission by Laureate Education, Inc. (the “Company” or “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)           The Company’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on February 6, 2017, February 8, 2017, March 3, 2017 and March 28, 2017 (solely with respect to the Current Report on Form 8-K filed with respect to Items 1.01 and 5.02); and

(c)           The description of the Company’s Class A common stock contained in its registration statement on Form 8-A (Registration No. 001-38002), filed with the Commission on January 31, 2017 pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and bylaws provide that the Company must indemnify, and advance expenses to, its directors and officers to the fullest extent permitted by the DGCL.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document	Form	File Number	Exhibit Number	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Laureate Education, Inc.	S-1/A	333-207243	3.1	1/31/2017

4.2	Certificate of Designations of Convertible Redeemable Preferred Stock, Series A of Laureate Education, Inc.	S-1/A	333-207243	3.3	1/10/2017

4.3	Amended and Restated Bylaws of Laureate Education, Inc.	S-1/A	333-207243	3.2	1/31/2017

4.4*	Form of Stock Certificate for Class A common stock

4.5*	Form of Stock Certificate for Class B common stock

4.6	2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries	S-1/A	333-207243	10.31	11/20/2015

4.7	Amendment to the 2007 Stock Incentive Plan for Key Employees of Laureate Education, Inc. and its Subsidiaries	10-K	001-38002	10.76	3/29/17

4.8	Laureate Education, Inc. 2013 Long-Term Incentive Plan, dated June 13, 2013	S-1/A	333-207243	10.33	11/20/2015

4.9	First Amendment to the 2013 Long-Term Incentive Plan effective as of September 17, 2015	S-1/A	333-207243	10.66	12/15/2016

4.10	Second Amendment to the 2013 Long-Term Incentive Plan effective as of January 31, 2017	S-1/A	333-207243	10.67	12/15/2016

4.11	Form of Management Stockholder’s Agreement for Equityholders	S-1/A	333-205750	10.36	11/20/2015

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2	Consent of DLA Piper LLP (US) (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*              Filed herewith.

Item 9.      Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland, on March 29, 2017.

Laureate Education, Inc.

By:	/s/ Eilif Serck-Hanssen
Name:	Eilif Serck-Hanssen
Title:	President, Chief Administrative Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Douglas L. Becker, Eilif Serck-Hanssen and Robert W. Zentz or any of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, including in his capacity as a director and/or officer, as the case may be, to sign and file, with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any or all of the above-described matters, as fully as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Douglas L. Becker	Chairman and Chief Executive Officer and	March 29, 2017
Douglas L. Becker	Director (Principal Executive Officer)

/s/ Eilif Serck-Hanssen	President, Chief Administrative Officer and Chief	March 29, 2017
Eilif Serck-Hanssen	Financial Officer (Principal Financial Officer)

/s/ Tal Darmon	Senior Vice President, Chief Accounting Officer and	March 29, 2017
Tal Darmon	Global Controller (Principal Accounting Officer)

/s/ Brian F. Carroll	Director	March 29, 2017
Brian F. Carroll

/s/ Andrew B. Cohen	Director	March 29, 2017
Andrew B. Cohen

/s/ William L. Cornog	Director	March 29, 2017
William L. Cornog

/s/ George Muñoz	Director	March 29, 2017
George Muñoz

/s/ Judith Rodin	Director	March 29, 2017
Judith Rodin

/s/ Pedro del Corro	Director	March 29, 2017
Pedro del Corro

/s/ Ian K. Snow	Director	March 29, 2017
Ian K. Snow

/s/ Steven M. Taslitz	Director	March 29, 2017
Steven M. Taslitz

/s/ Quentin Van Doosselaere	Director	March 29, 2017
Quentin Van Doosselaere

/s/ Robert B. Zoellick	Director	March 29, 2017
Robert B. Zoellick